Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Annual Report on Form 10-K for the year ended July 31, 2009 of CTM Media Holdings, Inc. (the “Company”), of our report dated October 26, 2009 on our audits of the consolidated balance sheets of the Company as of July 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended July 31, 2009, included in this Annual Report on Form 10-K.

/s/ Zwick & Steinberger, P.L.L.C.

Zwick & Steinberger, P.L.L.C.
Southfield, Michigan

October 26, 2009